Exhibit 99.1

NEWS RELEASE
Contacts: MSC Income Fund, Inc. Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com Cory E. Gilbert, CFO, cgilbert@mainstcapital.com 713-350-6000

MSC Income Fund Announces Release of Third Quarter 2024 Quarterly Report and Conference Call Schedule

Call Scheduled for 10:00 a.m. Eastern Time on Friday, November 15, 2024

HOUSTON – November 14, 2024 – MSC Income Fund, Inc. (the “Company”) is pleased to announce that it has filed its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024. The Quarterly Report can be accessed through the Company’s website at www.mscincomefund.com or through the Securities and Exchange Commission’s EDGAR system at www.sec.gov.

The Company has also posted the following materials, each as of September 30, 2024, to its website:

•Third Quarter 2024 Investor Presentation
•Third Quarter 2024 Debt Capital Markets Presentation
•Third Quarter 2024 Summary Fact Sheet
•Third Quarter 2024 Summary Financial Information
•Third Quarter 2024 Dividend Update

In conjunction with the release of its Third Quarter 2024 Quarterly Report and the additional materials listed above, the Company has scheduled a telephonic conference call, which will be broadcast live via phone and over the Internet, on Friday, November 15, 2024, at 10:00 a.m. Eastern time. Investors may listen either by phone or audio webcast.

By Phone:	Dial 412-902-0030 at least 10 minutes before the call. A replay will be available through November 22, 2024 by dialing 201-612-7415 and using the access code 13748749#.

By Webcast:	Connect to the webcast via the Investors section of the Company’s website at www.mscincomefund.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay of the conference call will be available on the Company’s website shortly after the call and will be accessible for approximately 30 days.

Stockholders of the Company are encouraged to visit the Company’s website at www.mscincomefund.com for additional periodic updates regarding the Company and to sign up for email updates from the Company through the Company’s website at www.mscincomefund.com/news/email-alerts.

For general inquiries regarding the Company, please contact:

MSC Adviser I, LLC
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Cory E. Gilbert, CFO, cgilbert@mainstcapital.com
713-350-6000
For inquiries regarding a specific account or holdings therein, please contact:
Hines Private Wealth Solutions
888-220-6121

ABOUT MSC INCOME FUND, INC.
The Company (www.mscincomefund.com) is a principal investment firm that primarily provides debt capital to private companies owned by or in the process of being acquired by a private equity fund and also provides customized long-term debt and equity capital solutions to lower middle market companies. The Company’s portfolio investments are typically made to support leveraged buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. The Company seeks to partner with private equity fund sponsors and primarily invests in secured debt investments within its private loan investment strategy. The Company seeks to partner with entrepreneurs, business owners and management teams and generally provides customized “one-stop” debt and equity financing solutions in its lower middle market investment strategy. The Company’s private loan portfolio companies generally have annual revenues between $25 million and $500 million. The Company’s lower middle market portfolio companies generally have annual revenues between $10 million and $150 million.

ABOUT MSC ADVISER I, LLC
MSC Adviser I, LLC is a wholly owned subsidiary of Main Street Capital Corporation (NYSE: MAIN) that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. It currently manages investments for external parties, including the Company.

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